EMPLOYMENT AGREEMENT

     Employment Agreement made this 1st day of June, 1995, by and between SYSTEMS & COMPUTER TECHNOLOGY CORPORATION, a Delaware corporation (the "Company"), and GERALD F. O'CONNELL ("Executive").
     WHEREAS, the Company, Adage Systems International, Inc., a Michigan corporation ("Adage"), Executive and certain other persons have entered into an Agreement and Plan of Merger and Reorganization dated as of May 12, 1995 (the "Merger Agreement");
     WHEREAS, execution and delivery of this Agreement is a condition to the obligations of each of the Company and Adage to consummate the transactions contemplated by the Merger Agreement;
     WHEREAS, upon consummation of the merger contemplated by the Merger Agreement, Adage and a subsidiary of the Company will merge, and the survivor of such merger is referred to below as "Adage."
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

I.  EMPLOYMENT
     The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for the term, and on and subject to the terms and conditions, hereinafter set forth.

II.  POSITION AND DUTIES
     2.01. Scope of Services. Executive shall serve the Company as the President of Adage and shall have such authority, duties and responsibilities, consistent with such position, as the Board may determine from time to time. In the performance of his responsibilities hereunder, Executive shall not take any action, or omit to take any action, for the purpose of arbitrarily increasing the ability of Adage to maximize the Floor Price (as defined in the Merger Agreement). In his capacity as President of Adage, Executive shall report to the Board. Executive acknowledges that Adage will be operated as part of the SCT Software Group unless and until such arrangement is changed at the direction of the Board or the Company. The term "Board," as used herein, shall have the meaning assigned to it in Section 3.8 of the Merger Agreement. Nothing contained in this Agreement shall be construed to require the Company to maintain the separate corporate existence of Adage.
     2.02. Full Business Efforts. During the term of this Agreement, Executive shall devote his full business time, attention and energies to the performance of his duties hereunder, and shall not be employed by, participate or engage in, or be part of, in any manner, the management or operation of any business enterprise other than that of the Company and its affiliates (as defined below); provided that the foregoing shall not prevent Executive from serving as a director or officer of an educational, religious, social or civic organization or otherwise participating in any of the ventures identified on Exhibit A hereto (or hereafter approved by the Company) so long as such service or participation does not interfere with the performance by Executive of his responsibilities hereunder. For purposes of this Agreement, the term "affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which is controlled by or under common control with the Company.
     2.03. Relocation; Principal Residence. Executive agrees that he will perform his day-to-day responsibilities hereunder from the headquarters of the Company in Malvern, Pennsylvania, commencing on the date hereof. Executive further agrees that he will establish a residence in the Greater Philadelphia metropolitan area promptly following the date hereof, but in no event later than 180 days following the date hereof. In connection with such establishment, Executive shall be entitled to receive full benefits under the Company's relocation policy, "existing employees (level 15 and above)," as modified and attached hereto as Exhibit B.

III.  COMPENSATION
     3.01. (a) Salary. Executive shall receive a salary at the rate of $130,000 per annum, commencing on the date of this Agreement, payable by the Company in semi-monthly installments or at such other intervals (not less frequently than monthly) as the Company may determine. In addition, Executive shall be eligible to participate in any bonus plan established by the Company for similarly situated employees, but such eligibility shall not be construed to obligate the Company to award Executive any bonus. Whether or not Executive receives a bonus from the Company shall be determined by the Board of Directors of the Company, or the Compensation Committee of the Board of Directors, in its sole discretion.
            (b) Health Care Benefits. During the term of this Agreement, Executive shall be included in all medical, dental, disability and other insurance plans identified on Exhibit C hereto, subject to the provisions of such plans as the same may be in effect from time to time.
     3.02. Vacation. During the term of this Agreement, Executive shall be entitled to vacation on the terms described in Exhibit C hereto.
     3.03. Expense Reimbursement. During the term of this Agreement, the Company shall reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with the business of the Company on the terms described in Exhibit C hereto.

IV. TERM OF EMPLOYMENT; TERMINATION
     4.01. Term. The term of this Agreement shall be for a period commencing on the date hereof and ending on the Measurement Date (as defined in the Merger Agreement) (the "Term").
     4.02.  Termination.
            (a) Death or Disability. The employment of Executive hereunder shall immediately terminate upon the death of Executive, and may be terminated by the Company upon the total disability of Executive; and the Company shall not thereafter be obligated to make any further payments under this Agreement other than compensation payments and reimbursement for expenses due, accrued or payable as of the date of Executive's death or total disability pursuant to paragraphs 3.01(a) and 3.03. Executive shall be deemed to have a "total disability" if (i) as a result of Executive's incapacity, Executive has become eligible for full benefits under the Company's long-term disability policy, if any, or (ii) the Company determines, on the basis of a written report (the "Committee Report") of a committee comprised of a majority of the Board, that Executive has been unable or can reasonably be expected to be unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a period of 90 days during any 180-day period. The Committee Report shall be based upon the reports of at least two physicians (at least one of which shall be reasonably acceptable to Executive or his personal representatives); provided that if the two physician reports are materially different in their conclusions, the Committee Report shall be based upon, and consistent with, the reports of a majority of three physicians at least one of which shall be reasonably acceptable to Executive or his personal representatives.
            (b) Discharge for Cause. The employment of Executive hereunder shall immediately terminate if the Company elects to discharge Executive for cause. If the Company has grounds to elect to discharge Executive for cause pursuant to this paragraph, but does not elect to discharge him within one year of the later of the time the grounds for discharge arise or become known to the Company, the Company shall be deemed to have waived or forfeited its right thereafter to discharge Executive on the basis of such grounds, but shall not be deemed to have waived its right thereafter to discharge Executive on the basis of any other similar or different grounds for discharge for cause; provided that if grounds for the discharge of Executive arise and become known to the Company, the Company shall provide Executive with notice of such grounds within 30 days after such grounds become known to the Company in order for the Company to elect to discharge Executive for cause on the basis of such grounds. In addition, if the Company has grounds to elect to discharge Executive for cause as the result of the occurrence of a Performance-Based Trigger (as defined below), but does not elect to discharge him for cause within the foregoing one-year period, the Company will not be deemed to have waived its right to count the failure of Adage to achieve the required level of Pretax Profits for a given fiscal year for purposes of determining whether another Performance-Based Trigger will have occurred in the event Adage fails to achieve the required level of Pretax Profits for a subsequent fiscal year. "Cause" shall mean any of the following: (i) the material breach by Executive of any of his obligations under this Agreement (provided that in order for the Company to discharge Executive on account of his material breach of any of his obligations under this Agreement, the Company shall have first given Executive written notice of such material breach and afforded him the opportunity to cure such material breach within the 10-day period following the date such written notice is given to him, but, notwithstanding the foregoing, the Company shall not be required to give Executive any such written notice of material breach or afford him any opportunity to cure a material breach if the Company has, within the preceding 12-month period, given him written notice of a similar breach and afforded him an opportunity to cure such similar breach and, notwithstanding the foregoing, the Company shall not be required to give Executive any such written notice of material breach or opportunity to cure if the grounds constituting such material breach also fall within one of the other clauses covered by this definition of the term "cause"), (ii) an act of insubordination by Executive (including, without limitation, a refusal by Executive to carry out a written directive of the President of the Company or the Board), (iii) a failure by Executive to follow the Company's written business policies, procedures or strategies, (iv) Executive's conviction of a felony, (v) Executive's act of fraud on the Company, willful breach of his duty of loyalty to the Company or misappropriation of Company funds, (vi) Executive's appropriation to himself of a Company corporate opportunity or (vii) the occurrence of a Performanced-Based Trigger (as defined below). Upon termination of Executive's employment for cause pursuant to this paragraph 4.02(b), the Company shall have no further obligations to Executive hereunder other than to pay Executive such compensation payments and reimbursement for expenses as may be due, accrued or payable as of the date of such termination pursuant to paragraphs 3.01(a) and 3.03. The term "Performance-Based Trigger" means the failure of Adage to achieve, for two consecutive fiscal years (commencing with the fiscal year ending September 30, 1996), Pretax Profits (as defined in the Merger Agreement) (a) at least at the level set forth in an annual business plan for Adage for a fiscal year if such annual business plan has been approved by a Joint Vote of the members of the Board or (b) if the Board does not approve a business plan for either or both of the fiscal years ending September 30, 1997 and September 30, 1998, respectively, by a Joint Vote of its members, at least equal to $4,000,000 and $5,000,000 (or such lesser amount as may be set forth in the applicable business plan), respectively, in such fiscal years. A "Joint Vote" of the members of the Board shall mean a vote of at least a majority of the members of the Board in which either or both of Executive and David Phelan (if then a member of the Board) is member of such majority.
Notwithstanding the foregoing, a Performance-Based Trigger will not be deemed to have occurred, based on the failure of Adage to achieve at least the minimum required level of Pretax Profits for a given fiscal year, as provided above, if the failure was attributable to a "reasonably unforeseeable event." In order for an event to qualify as reasonably unforeseeable, the event must be generally not of a type that businesses similarly situated to Adage customarily take into account in their contingency planning. Examples of reasonably unforeseeable events include, but are not limited to, unavailability of announced computer equipment or computer programs from suppliers necessary for essential development activities of Adage or the death of several key employees of Adage in a car or airplane accident or by fire or the development after the date hereof of disputes between key strategic partners or alliances (in which dispute neither the Company nor Adage is involved) resulting in a significant reduction in sales by Adage to one or more of its customers. In no event shall the performance or non-performance, financially or in any other respect not constituting a separate basis for discharge for cause hereunder, of the business of Adage constitute "cause" for purposes of terminating the employment of Executive except as expressly set forth in clause (vii) above. Executive agrees that he will not, in his capacity as a member of the Board, arbitrarily refuse to approve an annual business plan which Executive actually believes to be reasonable.
            (c) Discharge Without Cause. The employment of Executive hereunder shall immediately terminate if the Company discharges Executive without cause. Upon termination of Executive's employment without cause pursuant to this paragraph 4.02(c), the Company shall have no further obligations to Executive hereunder other than (i) to pay Executive such compensation payments and reimbursement for expenses as may be due, accrued or payable as of the date of such termination pursuant to paragraphs 3.01(a) and 3.03 and (ii) to pay and provide to Executive the amount of the salary and the health care benefits Executive would have been entitled to receive during the remaining term of this Agreement pursuant to paragraphs 3.01(a) and 3.01(b) hereof if he had not been discharged, in any such case at the time or times Executive would have received such payments or benefits if he had not been discharged.

V.  ADDITIONAL COVENANTS
     5.01.  Non-competition.
            (a) General Prohibition. Executive hereby agrees that he will not, during the Restricted Period (as defined below), compete, directly or indirectly, with the Company or any of its successors, affiliates, related companies or subsidiaries, whether now existing or hereafter created or acquired, during the Restricted Period (all of the foregoing being collectively referred to herein as the "Companies") in any business engaged in or under consideration by the Companies, or any of them, during the term of Executive's employment hereunder. In recognition of the scope of the Company's activities, the foregoing prohibition against competition shall apply worldwide.
            (b) Prohibition on Indirect Competition. Executive shall be deemed to be competing as described in paragraph (a) hereof if Executive shall engage, directly or indirectly, in any of the businesses covered thereby, whether for his own account or that of any other person, firm, corporation, partnership or other business entity, and whether his participation shall be as a stockholder, general or limited partner, or investor in any such entity (except to the extent that Executive's investment constitutes less than 2% of the equity of a publicly-traded company) or as a principal, agent, proprietor, officer, director, employee, sales representative, consultant, lender or in any other capacity. Notwithstanding the foregoing, Executive shall be permitted to retain his investments identified on Exhibit A.
            (c) Restricted Period. The "Restricted Period" shall mean the period commencing on the date hereof and continuing until the later of (i) one year from the date of termination of Executive's employment by the Company other than for cause (as defined in Section 4.02(b) above), (ii) two (2) years from the date of termination of Executive's employment with the Company hereunder for cause and (iii) five (5) years from the date hereof.
            (d) Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly: (i) solicit, divert, take away or induce customers or prospective customers of any of the Companies to avail themselves of, or to distribute or market, the services or products of others which are competitive with any of the Companies' services or products or (ii) solicit, direct, take away or induce any employee of any of the Companies to leave the employ of the Companies.
     5.02. Confidentiality. Executive recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Term and thereafter, Executive shall not, without the prior written consent of the Company (which consent may be withheld by the Company in its sole discretion), for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business or technical information or trade secrets of any of the Companies (collectively, "Proprietary Information") revealed, obtained or developed in the course of his employment with the Company or Adage. Failure by any of the Companies to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement. Notwithstanding the foregoing, Proprietary Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (ii) becomes available to Executive on a non-confidential basis from a person other than any of the Companies who is not otherwise bound by a confidentiality agreement with any of the Companies or (iii) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that such disclosure is not greater than what was required to be produced or disclosed and provided further that Executive will first have given notice of such order as soon as practical to the Company, and render reasonable cooperation to enable the Company to contest the order.
     5.03. Property. All Proprietary Information shall be and remain the sole property of the Company. During the Term, Executive shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose.
     5.04. Equitable Relief. Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section V, and that the Company, in addition to all other remedies available at law or hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section V are held to be in any respect an unreasonable restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area or range of activities as to which they may be enforceable. In the event that Executive shall be in violation of the restrictive covenants in paragraph 5.01, then the Restricted Period shall be extended for a period of time equal to the period of time between the time the Company delivers written notice of such breach to Executive and the time such breach is cured. Executive acknowledges that the restrictions in Section V are reasonably necessary to protect the Company's interests, and that Executive will not, as a result of such restrictions, be unable to earn a livelihood during the Restricted Period.

VI.  MISCELLANEOUS
     6.01. Notices. Any notice, request, instruction, waiver or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and deemed to be duly given for all purposes when (i) delivered personally, (ii) sent by certified or registered mail (postage prepaid and return receipt requested), (iii) sent by recognized overnight courier (such as Federal Express), or (iv) sent by telegram or telecopier as follows:
            (a) if to the Company, to it at:
            Systems & Computer Technology Corporation
            4 Country View Road
            Malvern, PA  19355
            Attention:  Senior Vice President - Finance and
                        Administration and Chief
                        Financial Officer
            Telecopier Number:  (610) 648-7457

            with a copy to:

            Systems & Computer Technology Corporation
            4 Country View Road
            Malvern, PA  19355
            Attention:   Senior Vice President and
                         General Counsel
            Telecopier Number:  (610) 648-7457

            with an additional copy to:

            Pepper, Hamilton & Scheetz
            3000 Two Logan Square
            Eighteenth and Arch Streets
            Philadelphia, PA  19103-2799
            Attention:  Barry M. Abelson, Esquire
            Telecopier Number:  (215) 981-4750

            (b) if to the Executive, to it at:

            Gerald F. O'Connell
            557 Oenoke Ridge
            New Canaan, CT  06840

            with a copy to:

            Kantner & Associates
            Tower Plaza
            555 East William Street
            Ann Arbor, MI  48104
            Attention:  Perry M. Kantner, Esquire
            Telecopier Number:  (313) 663-8514

or to such other address for a party as shall be specified by like notice. A notice shall be deemed to have been duly given to the party to whom it is directed (i) when received personally, (ii) on the third business day after the day it is placed in the mail, if sent by certified or registered mail,
(iii) on the business day following the mailing thereof if sent by recognized overnight courier or (iv) when sent by telegram or telecopier, upon receipt by the sender of a confirmed answer-back. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.
     6.02. Waiver of Breach. The waiver by the Company of a breach or violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation thereof.
     6.03. Assignability. This Agreement shall not be assignable by Executive, but otherwise shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     6.04. Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the matters addressed herein and may not be altered or amended except by a written instrument signed by the Company and Executive. Any and all promises, agreements, representations, warranties and other statements, written or oral, made among the parties in respect to such matters prior to, or contemporaneously with, the execution hereof are hereby canceled and superseded and shall be of no further force and effect.
     6.05. Severability. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall be deemed severable and independent and shall nevertheless be deemed valid, binding and enforceable.
     6.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     6.07. Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     6.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


          SYSTEMS & COMPUTER TECHNOLOGY CORPORATION


          By:  /s/ Eric Haskill
             ---------------------------------
             Title:  Senior Vice President
             - Finance and  Administration and Chief  Financial Officer


               /s/ Gerald F. O'Connell
             ---------------------------------
             Gerald F. O'Connell